EXHIBIT 5

                                 ROGER M. BARZUN
                                 ATTORNEY AT LAW
                                60 HUBBARD STREET
                          CONCORD, MASSACHUSETTS 01742

                                                       TELEPHONE: (508) 287-4275
                                                       FACSIMILE: (508) 287-4276


September 27, 1996

Kurzweil Applied Intelligence, Inc.
411 Waverley Oaks Road
Waltham, Massachusetts 02154

Gentlemen:

I am General Counsel of Kurzweil Applied Intelligence, Inc. (the "Company") and in that capacity this opinion is delivered to you in connection with the registration statement on Form S-3 (as amended from time to time, the "Registration Statement") to be filed with the Securities and Exchange Commission on or about September 30, 1996 under the Securities Act of 1933 relating to 2,247,550 shares (the "Shares") of the common stock, $0.01 par value per share (the "Common Stock") of the Company offered by certain stockholders of the Company listed in the Registration Statement.

I am familiar with the Company's Amended and Restated Certificate of Incorporation, By-Laws and its corporate minute book as well as the Registration Statement. I have also examined such other documents, records and certificates and made such further investigation as I have deemed necessary for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

I understand that this opinion is to be used in connection with the Registration Statement and accordingly I consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to the reference to me under the heading "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Roger M. Barzun

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